EXHIBIT 99.1

CONSENT SOLICITATION STATEMENT
ATRIUM COMPANIES, INC.

Solicitation of Waivers and Consents Relating to
10 1/2% Senior Subordinated Notes due 2009

CUSIP# 04962VAE9
ISIN# US04962VAE92

     Atrium Companies, Inc., a Delaware corporation (the “Company”), hereby solicits (the “Consent Solicitation”) consents (the “Consents”) of the holders of its 10 1/2% Senior Subordinated Notes due 2009 (the “Notes”), upon the terms and subject to the conditions set forth in this Consent Solicitation Statement (as the same may be amended or supplemented from time to time, the “Consent Solicitation Statement”) and in the accompanying Consent Letter (the “Consent Letter” and, together with the Consent Solicitation Statement and the other documents relating to the Consent Solicitation delivered herewith, the “Solicitation Documents”), to certain proposed waivers (the “Proposed Waivers”) of and amendments to (the “Proposed Amendments” and, together with the Proposed Waivers, the “Proposed Waivers and Amendments”) certain provisions of the Indenture, dated as of May 17, 1999 (as amended by the First Supplemental Indenture, dated as of October 25, 2000, the “Indenture”), between the Company, as issuer, the guarantors named therein (the “Guarantors”), and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as trustee (the “Trustee”), under which the Notes were issued.

     As previously reported, Atrium Corporation (the “Parent”), the sole shareholder of the Company, certain securityholders of the Parent and a newly formed affiliate of Kenner & Company, Inc. (“KAT Holdings”) have entered into an Agreement and Plan of Merger, as amended, pursuant to which KAT Holdings will merge with and into the Parent with the Parent as the surviving corporation (the “Merger”). Under the Indenture, the consummation of the Merger would constitute a “Change of Control” (as defined in the Indenture) and therefore would require the Company to make a “Change of Control Offer” (as defined in the Indenture) to purchase all of the Notes then outstanding at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The purpose of the Proposed Waivers and Amendments is to (i) waive the Company’s obligations under the Indenture to make a “Change of Control Offer” in connection with the Merger and (ii) amend the Indenture to provide that (a) certain direct and indirect equity holders of KAT Parent and their respective “Affiliates” (as defined in the Indenture) will be “Permitted Holders” under the Indenture, (b) certain restrictions on “Affiliate Transactions” (as defined in the Indenture) contained in the Indenture will not apply to either the payment of certain transaction costs, fees, expenses and other amounts in connection with the Merger and the related financing transactions or to the future payments of fees to the Company’s new equity sponsors and (c) the Company can issue additional notes under the Indenture having identical terms as the outstanding Notes subject to compliance with the “Limitation on Indebtedness” covenant contained in the Indenture.

     The Consent Solicitation is being made to all persons in whose name a Note was registered at 5:00 p.m., New York City time, on November 5, 2003 (the “Record Date”) and their duly designated proxies. Holders (as defined below) must deliver (and not revoke) valid Consents in respect of a majority in aggregate principal amount of all outstanding Notes (the “Requisite Consents”) to approve the Proposed Waivers and Amendments. Upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, if a Consent is received (and not revoked) by the Tabulation Agent (as defined herein) and if the other conditions set forth herein are satisfied or waived, promptly after the consummation of the Merger, each Holder who has delivered (and not revoked) a valid Consent on or before the Expiration Date (as defined below) will be paid a cash payment (the “Consent Fee”) of $2.50 for each $1,000 in principal amount of Notes in respect of which such Consent has been delivered. No accrued interest will be paid on the Consent Fee. Notwithstanding any other provision of the Consent Solicitation, the Company’s obligation to accept and pay for Consents validly delivered (and not revoked) pursuant to the Consent Solicitation is subject to and conditioned upon, among other things, (i) receipt of the Requisite Consents on or prior to the Expiration Date (the “Consent Condition”) and (ii) the consummation of the Merger on or prior to December 31, 2003 (the “Transaction Condition”).

     THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON NOVEMBER 18, 2003 (SUCH DATE AND TIME, THE “EXPIRATION DATE”). THE COMPANY RESERVES THE RIGHT TO TERMINATE OR EXTEND THE CONSENT SOLICITATION IN ITS SOLE DISCRETION. THE TERM “EXPIRATION DATE” SHALL MEAN THE TIME AND DATE ON OR TO WHICH THE CONSENT SOLICITATION IS SO TERMINATED OR EXTENDED. IF THE REQUISITE CONSENTS ARE OBTAINED (AND NOT REVOKED) AND THE PROPOSED WAIVERS AND AMENDMENTS ARE ADOPTED AND BECOME EFFECTIVE, THEY WILL BE BINDING ON ALL HOLDERS OF THE NOTES, AND THEIR RESPECTIVE TRANSFEREES, WHETHER OR NOT THEY HAVE DELIVERED A CONSENT.

The Joint Solicitation Agents for this Consent Solicitation are:

UBS INVESTMENT BANK	CIBC WORLD MARKETS

The date of this Consent Solicitation Statement is November 6, 2003.

     The Proposed Waivers and Amendments constitute a single proposal and a consenting Holder must consent to the Proposed Waivers and Amendments as an entirety and may not consent selectively. Immediately upon receipt of the Requisite Consents, the Company intends to effect the execution of a supplemental indenture to the Indenture containing the Proposed Waivers and Amendments (the “Supplemental Indenture”). The time and date on which the Supplemental Indenture is executed is hereinafter referred to as the “Consent Date”. Consents cannot be revoked after the Consent Date. Although the Supplemental Indenture will become effective on the Consent Date, the Proposed Amendments will become operative only upon the consummation of the Merger. Meanwhile, the Proposed Waivers will become effective and operative on the Consent Date. If the Merger is not consummated on or prior to December 31, 2003, no Consent Fee will be paid to any Holder and the Supplemental Indenture will be of no force or effect.

     The delivery of the Consent to the Proposed Waivers and Amendments will not affect a Holder’s right to sell or transfer the Notes. Only Holders of record as of the Record Date, or their duly designated proxies, including, for the purposes of this Consent Solicitation, DTC Participants (as defined below), may submit a Consent. A duly executed Consent shall bind the Holders executing the same and any subsequent registered holder or transferee of the Notes to which such Consent relates.

     As of November 5, 2003, all of the Notes were held through The Depository Trust Company (“DTC”) by participants in DTC (“DTC Participants”) (such DTC Participants and other registered holders as of the Record Date are referred to herein as “Holders”).

     Notwithstanding any other provision of the Consent Solicitation, the Company’s obligation to accept and pay for Consents validly and timely delivered (and not revoked) pursuant to the Consent Solicitation is subject to and conditioned upon, among other things, (i) the Consent Condition and (ii) the Transaction Condition.

     Holders residing outside the United States who wish to deliver a Consent must satisfy themselves as to their full observance of the laws of the relevant jurisdiction in connection therewith. If the Company becomes aware of any state or foreign jurisdiction where the making of the Consent Solicitation is prohibited, the Company will make a good faith effort to comply with the requirements of any such state or foreign jurisdiction. If, after such effort, the Company cannot comply with the requirements of any such state or foreign jurisdiction, the Consent Solicitation will not be made to (and Consents will not be accepted from or on behalf of) Holders in such state or foreign jurisdiction.

     CONSENTS SHOULD BE SENT TO THE TABULATION AGENT AT THE ADDRESS OR FACSIMILE SET FORTH ON THE FINAL PAGE OF THIS CONSENT SOLICITATION STATEMENT. UNDER NO CIRCUMSTANCES SHOULD ANY HOLDER DELIVER ANY NOTES.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS CONSENT SOLICITATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     THIS CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES DESCRIBED OR OTHERWISE REFERRED TO IN THIS CONSENT SOLICITATION STATEMENT.

AVAILABLE INFORMATION

     The Company is not subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but has voluntarily filed certain periodic reports and other information with the Securities and Exchange Commission (the “Commission”). Those reports and other information so filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of those materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov, which contains reports and other information regarding registrants that file electronically with or furnished to the Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are incorporated by reference into this Consent Solicitation Statement:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the periods ending March 31, 2003, June 30, 2003 and September 30, 2003; and

•	Current Reports on Form 8-K filed on May 23, 2003, August 4, 2003, October 28, 2003, November 5, 2003 and November 6, 2003.

     The following documents, which have been filed by the Parent with the Commission, are incorporated by reference into this Consent Solicitation Statement:

•	Annual Report on Form 10-K for the year ended December 31, 2002; and

•	Quarterly Reports on Form 10-Q for the periods ending March 31, 2003, June 30, 2003 and September 30, 2003.

     All documents filed or furnished by the Company or the Parent under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Consent Solicitation Statement and prior to the Expiration Date shall be deemed to be incorporated by reference in this Consent Solicitation Statement and to be a part of this Consent Solicitation Statement from the date of filing or furnishing of those documents. Any statement contained in this Consent Solicitation Statement or in a previously filed or furnished document incorporated or deemed to be incorporated by reference in this Consent Solicitation Statement shall be deemed to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained in this Consent Solicitation Statement or in any other subsequently filed or furnished document that also is or was deemed to be incorporated by reference in this Consent Solicitation Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

     In addition, the Indenture (although not incorporated in this Consent Solicitation Statement and not deemed a part of this Consent Solicitation Statement) is available from the Company upon request.

     The information relating to the Company contained in this Consent Solicitation Statement should be read together with the information in the documents incorporated by reference.

     This Consent Solicitation Statement incorporates by reference documents that are not presented in this Consent Solicitation Statement or delivered with this Consent Solicitation Statement. Those documents (other than exhibits to those documents unless those exhibits are specifically incorporated by reference) are available without charge to any person, including any beneficial owner, to whom this Consent Solicitation Statement is delivered, upon written or oral request to the Company. Requests for such documents should be directed to our Chief Financial Officer at our principal executive offices, which are located at 1341 West Mockingbird Lane, Suite 1200 West, Dallas, Texas 75247, telephone number (214) 630-5757. Such documents are also electronically filed with or furnished to the Commission and may be located on the World Wide Web at http://www.sec.gov.

FORWARD–LOOKING STATEMENTS

     This Consent Solicitation Statement (including the documents incorporated by reference) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the Registrant based on beliefs of management that involve substantial risks and uncertainties. When used in this Consent Solicitation Statement (including the documents incorporated by reference), the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or the Company’s management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to the risks and uncertainties regarding the operations and results of operations of the Company, as well as its customers and suppliers, including as a result of the availability of credit, interest rates, employment trends, changes in levels of consumer confidence, changes in consumer preferences, national and regional trends in new housing starts, raw material costs, pricing pressures, shifts in market demand, and general economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

SUMMARY

     This Consent Solicitation Statement and the Consent contain important information that should be read carefully before any decision is made with respect to the Consent Solicitation.

     The following summary is provided solely for the convenience of the Holders of the Notes. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this Consent Solicitation Statement and the more detailed information contained in the documents incorporated by reference in this Consent Solicitation Statement.

Consent Fee:	For each $1,000 in principal amount of Notes, a cash payment equal to $2.50. No accrued interest will be paid on the Consent Fee.

Record Date:	November 5, 2003.

Expiration Date:	The Expiration Date for the Consent Solicitation will be 5:00 P.M., New York City time, on November 18, 2003, unless extended by the Company. See “The Consent Solicitation — Expiration Date; Extensions.”

Eligibility for Consent Fee:	Holders whose Consents are properly received (and not revoked) on or before the Expiration Date will be eligible to receive the Consent Fee promptly after the consummation of the Merger if the conditions for payment described herein shall have been satisfied or waived. Any subsequent transferees of Notes of such Holders, and any Holders who do not timely grant (or who revoke) a valid Consent (and their transferees) will not be entitled to receive the Consent Fee even if the Proposed Waivers and Amendments become effective with respect to the Notes held thereby and, as a result, become binding thereon. If the Merger is not consummated on or prior to December 31, 2003, no Consent Fee will be paid to any Holder and the Supplemental Indenture will be of no force or effect.

The Consent Solicitation:	The Company is seeking Consents from Holders of the Notes to the Proposed Waivers and Amendments to the Indenture. When the Requisite Consents have been obtained, the Company, the Guarantors and the Trustee will execute the Supplemental Indenture. Although the Supplemental Indenture will become effective on the Consent Date, the Proposed Amendments will become operative only upon the consummation of the Merger. Consequently, if the Merger is not consummated on or prior to December 31, 2003, the Supplemental Indenture will be of no force or effect. Meanwhile, the Proposed Waivers will become effective and operative on the Consent Date. If the Proposed Waivers and Amendments are adopted, then each Holder of Notes will be bound by the Proposed Waivers and Amendments even if that Holder did not consent to the Proposed Waivers and Amendments.

Requisite Consents:	Holders must grant (and not revoke) valid Consents in respect of a majority in aggregate principal amount of all outstanding Notes to approve the Proposed Waivers and Amendments. As of the date of this Consent Solicitation Statement, the aggregate outstanding principal amount of the Notes was $175.0 million.

Procedures for Delivery of Consents:	Consents must be delivered to the Tabulation Agent on or before the Expiration Date. DTC is expected to grant an omnibus proxy authorizing the DTC Participants to deliver a Consent. Only registered owners of Notes as of the Record Date or their duly designated proxies, including, for the purposes of this Consent Solicitation, DTC Participants, are eligible to consent to the Proposed Waivers and Amendments. Therefore, a beneficial owner of an interest in Notes held in an account of a DTC Participant who wishes a Consent to be delivered must properly instruct such DTC Participant to cause a Consent to be given in respect of such Notes. See “The Consent Solicitation – Consent Procedures.”

Revocation of Consents:	Revocation of Consents to the Proposed Waivers and Amendments may be made at any time prior to the Consent Date, but only by the Holder that previously granted such Consent (or a

`	duly designated proxy of such Holder). Consents to the Proposed Waivers and Amendments may not be revoked at any time after the Consent Date, even if the Consent Solicitation is extended beyond the Expiration Date. See “The Consent Solicitation – Revocation of Consents”

Joint Solicitation Agents:	UBS Securities LLC and CIBC World Markets Corp. are serving as Joint Solicitation Agents (the “Joint Solicitation Agents”) in connection with the Consent Solicitation.

Information and Tabulation Agent:	MacKenzie Partners, Inc. is serving as Tabulation Agent (the “Tabulation Agent”) and Information Agent (the “Information Agent”) in connection with the Consent Solicitation. The Tabulation Agent’s and Information Agent’s contact information is listed on the back cover of this Consent Solicitation Statement.

THE COMPANY

     The following should be read in conjunction with, and is qualified in its entirety by reference, to the more detailed information, including the financial information, included or incorporated by reference in this Consent Solicitation Statement and the Consent Letter. Descriptions in this Consent Solicitation Statement of the provisions of the Indenture are summaries and do not purport to be complete. Reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference herein as part of such summaries, which are qualified in their entirety by such reference. Copies of any information or document, including the Indenture, incorporated herein by reference will be provided upon request to the Company as set forth herein under “Incorporation of Certain Information by Reference”. For the purposes of the following paragraph, the pro forma net sales of the Company gives pro forma effect to the divestiture of Kel-Star Building Products and the acquisitions of the assets of Aluminum Screen (as defined below), MD Casting (as defined below) and Danvid (as defined below), in each case, as if it had occurred on January 1, 2002.

     Atrium Companies, Inc. (the “Company”), based in Dallas, Texas, is one of the largest window manufacturers in the United States, with annual pro forma net sales exceeding $600 million, over 5,500 employees and 54 manufacturing facilities and distribution centers in 22 states and Mexico. The Company is a direct wholly-owned subsidiary of Atrium Corporation (the “Parent”).

THE TRANSACTIONS

     The Parent, certain securityholders of the Parent and a newly formed affiliate of Kenner & Company, Inc. (“KAT Holdings”) have entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) pursuant to which, and subject to certain conditions set forth therein, KAT Holdings will merge with and into the Parent with the Parent as the surviving corporation (the “Merger”). As a result of the Merger, the current “Permitted Holders” (as defined in the Indenture) will no longer hold a majority of the total voting power of the outstanding voting stock of the Company.

     Consummation of the Merger is subject to customary closing conditions set forth in the Merger Agreement. Since holders representing in excess of a majority of the outstanding common stock of the Parent have consented to the Merger and the transactions contemplated by the Merger Agreement by becoming parties to the Merger Agreement, the Parent will not be required to solicit the consent of the holders of its common stock as a condition to consummation of the Merger.

     In connection with the Merger, the Company intends to renew its existing accounts receivable securitization facility (the “Existing Accounts Receivable Securitization”) for a period of at least three years and refinance its existing senior revolving credit facility (the “Existing Revolving Credit Facility”) and senior term loan facility (the “Existing Term Loan Facility”) with a new revolving credit facility of $50 million (the “New Revolving Credit Facility”) and a new $140 million term loan facility arranged by CIBC World Markets Corp. and UBS Securities LLC (the “New Term Loan Facility”, and together with the New Revolving Credit Facility, the “New Credit Facility”). Additionally, in connection with the Merger, the Company intends to issue additional 10 1/2% Senior Subordinated Notes due 2009 (the “New 10 1/2% Senior Subordinated Notes”) which will be identical in all respects to the Notes as amended by the Proposed Waivers and Amendments (other than with respect to certain securities laws transfer restrictions set forth therein), and the Parent intends to repurchase its outstanding 15% Senior Pay-In-Kind Notes (the “15% PIK Notes”).

     The acquisition will be made by an investor group led by Kenner & Company, Inc. (“Kenner”), a New York based private investment firm, and certain members of the Company’s management, including Jeff L. Hull, the President and Chief Executive Officer of the Company, who will continue to have an ownership interest in the Company. The investor group includes KAT Holdings, L.P. (a special purpose Kenner investment partnership), UBS Capital Americas II, LLC and other institutional investors. At the closing of the Merger, the investor group will, subject to certain conditions, contribute at least $255.2 million to the equity capital of ATR Acquisition, LLC (“KAT Parent”) which, in turn, will contribute all of that equity capital to the equity of KAT Holdings.

     For more information about Kenner, see “Kenner & Company, Inc.” below.

     The Parent’s current principal shareholders include affiliates of Ardshiel, Inc., a Greenwich, CT based private equity firm, and GE Investment Private Placement Partners II, a limited partnership managed by GE Asset Management Incorporated, a wholly owned subsidiary of the General Electric Company, who collectively acquired a controlling interest in the Parent in 1998.

KENNER & COMPANY, INC.

     Kenner is a private investment firm specializing in acquisitions and equity investments in operating companies with revenue between $100 million and $1 billion. Founded in 1986, Kenner has completed acquisitions in excess of $3 billion. The principals of Kenner have both operating and financial management experience, and a successful history of buying and building businesses since 1979. Prior to founding Kenner, Jeffrey L. Kenner was President of the leveraged buyout and venture capital affiliate of another investment firm. Larry T. Solari is a senior operating executive who has worked closely with Kenner since 1994. He has served as Chairman, Vice Chairman or CEO of several Kenner portfolio companies, and was previously President of the Construction Products Group of Owens-Corning. Mark L. Deutsch joined Kenner in 1994 after spending eight years at Bankers Trust Company (now Deutsche Bank). Thomas M. Wolf joined Kenner in 2000 after spending nine years at J.P. Morgan.

     Kenner assists its portfolio companies by ensuring the availability of capital, identifying potential acquisitions and providing strategic and financial advice. Kenner seeks to invest in companies with strong management teams and well-defined growth opportunities. A key aspect of Kenner’s investment philosophy is to retain existing management and allow companies to operate autonomously.

     Over the years, Kenner has focused on the building products industry and products for the home. Selected current and past investments include: BSI Holdings, a $700 million nationwide building installation service company; Behr Paint, a $650 million paint company whose products are sold primarily through Home Depot; Pratt & Lambert United, a $550 million paint and industrial coatings company; Pace Industries, a $250 million aluminum die caster; Bentley Mills, a $150 million non-automotive custom carpet manufacturer; and Therma-Tru Corporation, a manufacturer of residential steel and fiberglass exterior doors with sales in excess of $400 million. As publicly announced on November 3, 2003, Fortune Brands, Inc. has entered into a definitive agreement to purchase Therma-Tru for $925 million. Kenner portfolio companies have never defaulted on a debt service obligation.

     The investor group intends to pursue a growth strategy for the Company that includes both organic and acquisitive growth. This strategy is consistent with the Company’s current strategy pursuant to which it continuously evaluates potential acquisitions. The Company is currently evaluating potential acquisitions; however, there can be no assurance that subsequent to ongoing negotiations and due diligence reviews, the Company will complete any such acquisitions. If the Company were to pursue suitable acquisition candidates, the Company would seek to maintain a leverage ratio (as measured by the ratios of total debt to EBITDA and total debt to adjusted EBITDA) at levels consistent with or no greater than such leverage ratios contemplated by the data contained in the Pro Forma Consolidated Capitalization table set forth in this Consent Solicitation. There can be no assurance that if the Company were to complete any such acquisition, that its leverage ratios would not be adversely affected.

SOURCES AND USES

     The following table sets forth the estimated sources and uses of funds in connection with the Merger and the related financing transactions discussed above, assuming that the Merger had occurred on September 30, 2003(1).

($ in millions)
Sources of Funds:
New Revolving Credit Facility(2)	$—
New Term Loan Facility	140.0
New 10 1/2% Senior Subordinated Notes	50.0
Existing 10 1/2% Senior Subordinated Notes	175.0
Existing Accounts Receivable Securitization(3)	30.2
Existing Capital Lease Obligations	0.7
Capital Lease Conversions	8.6
New Equity	255.2

Total Sources of Funds	$659.7

Uses of Funds:
Consideration Paid to Equityholders	$208.7
Repayment of Existing Revolving Credit Facility(1)	7.9
Repayment of Existing Term Loan Facility	119.9
Existing 10 1/2% Senior Subordinated Notes	175.0
Existing Accounts Receivable Securitization(3)	33.2
Repurchase of 15% PIK Notes(4)	57.4
Existing Capital Lease Obligations	0.7
Capital Lease Conversions	8.6
Accrued Interest on All Debt	9.5
Corporate Expenses(5)	12.7
Transaction Expenses(5)	26.1

Total Uses of Funds	$659.7

(1)	Assumes that the acquisition of Aluminum Screen Manufacturing, Ltd., L.L.P., Aluminum Screen Products, Inc. and Aztex Screen Products, L.L.C. (collectively “Aluminum Screen”), which closed on October 1, 2003, was completed on September 30, 2003 for a purchase price of $16.5 million, consisting of $8.6 million in cash on hand as of September 30, 2003 and $7.9 million advanced under the Existing Revolving Credit Facility.

(2)	The Company has obtained commitments from financing sources of up to $50.0 million, with a $20.0 million letter of credit sub-facility, which is expected to be undrawn as of the closing of the Merger except for letter of credit requirements of approximately $10.0 million.

(3)	The Company has obtained commitments from financing sources of up to $50.0 million, of which $33.2 million is expected to be outstanding immediately prior to the closing of the Merger and $30.2 is expected to be outstanding upon completion of the Merger.

(4)	Amounts represent $53.5 million of accreted value and $3.9 million of interest accrued since the last pay-in-kind payment date of April 25, 2003.

(5)	Includes, among other things, certain costs, fees, expenses and other amounts payable to affiliates of the Company in connection with the Merger and the related financing transactions.

PRO FORMA CONSOLIDATED CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Parent as of September 30, 2003 presented on an actual and pro forma basis giving effect to the Merger, the borrowings under the New Credit Facility, the issuance of the New 10 1/2% Senior Subordinated Notes, the repurchase and retirement of the 15% PIK Notes, the repayment of amounts owed under the Existing Term Loan Facility and the Existing Revolving Credit Facility, the issuance of new equity and the payment of certain expenses incurred in connection with the foregoing transactions. The information presented below should be read in conjunction with the Company’s and the Parent’s historical financial statements included elsewhere or incorporated by reference in this Consent Solicitation.

	As of September 30, 2003

	Actual(1)	Pro Forma

	($ in millions)
Cash and Cash Equivalents(1)	$—	$—

Debt:
Revolving Credit Facility(1)(4)	7.9	—
Accounts Receivable Securitization(5)	33.2	30.2
Existing Term Loan	119.9	—
New Term Loan	—	140.0
Accrued Interest	9.5	—
Capital Leases	0.7	9.3

Total Senior Debt	171.2	179.5
10 1/2% Senior Subordinated Notes	175.0	225.0
15% PIK Notes(2) (3)	57.4	—

Total Debt	403.6	404.5
Common Equity(2)	98.3	255.2

Total Capitalization	$501.9	$659.7

(1)	Assumes that the acquisition of Aluminum Screen, which closed on October 1, 2003, was completed on September 30, 2003 for a purchase price of $16.5 million, consisting of $8.6 million in cash on hand as of September 30, 2003 and $7.9 million advanced under the revolving credit facility.

(2)	The pro forma consolidated capitalization presented includes the capitalization of the Parent, as the 15% PIK Notes, which will be repurchased and retired in connection with the Merger, were issued by the Parent. For purposes of the Company’s capitalization, the 15% PIK Notes have been pushed down to the Company as contributed equity.

(3)	Amounts represent $53.5 million of accreted value and $3.9 million of interest accrued since the last pay-in-kind payment date of April 25, 2003.

(4)	The Company has obtained commitments from financing sources of up to $50.0 million, with a $20.0 million letter of credit sub-facility, which is expected to be undrawn as of the closing of the Merger except for letter of credit requirements of approximately $10.0 million.

(5)	The Company has obtained commitments from financing sources of up to $50.0 million, of which $33.2 million is expected to be outstanding immediately prior to the closing of the Merger and $30.2 is expected to be outstanding upon completion of the Merger.

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following summary unaudited pro forma consolidated financial data of the Company is based on the Company’s historical financial statements and the historical financial statements of the acquired entities adjusted to give effect to:

•	the Merger, the renewal of the Existing Accounts Receivable Securitization, the refinancing of Existing Revolving Credit Facility and the Existing Term Loan Facility with the New Credit Facility, the issuance of the New 10 1/2% Senior Subordinated Notes and the repurchase by the Parent of the 15% PIK Notes, the payment of certain expenses related to the financing transactions and the reduction in management fees paid to the outgoing equity sponsor;

•	the divestiture of Kel-Star Building Products, as if it had occurred on January 1, 2002 and the elimination of special charges related to the August 2000 divestiture of Wing Industries, Inc.; and

•	the acquisitions of the assets of Aluminum Screen, MD Casting, Inc. (“MD Casting”) and Danvid Window Company (“Danvid”), as if they had occurred on January 1, 2002.

     The summary unaudited pro forma consolidated financial data presented below for the year ended December 31, 2002 has been derived from the audited consolidated financial statements of the Company and its consolidated subsidiaries and from the unaudited consolidated financial statements of the acquired entities. The summary unaudited pro forma consolidated financial data of the Company and the acquired entities presented below for the twelve-month and nine-month periods ended September 30, 2003 has been derived from the unaudited consolidated financial statements of the Company and the respective acquired entities. The summary unaudited pro forma consolidated financial data has been derived from currently available information and assumptions that the Company believes are reasonable. The summary unaudited pro forma consolidated financial data does not purport to represent what the Company’s consolidated financial condition or results from operations would have been if the pro forma acquisitions and transactions had been completed on the dates indicated, nor do they purport to indicate the Company’s future financial condition or results of operations.

     The following summary unaudited pro forma consolidated financial data should be read in conjunction with “Unaudited Pro Forma Consolidated Statements of Operations” and “Notes to Unaudited Pro Forma Consolidated Statements of Operations” presented below and the Company’s and the Parent’s historical financial statements included elsewhere or incorporated by reference in this Consent Solicitation.

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2002	2003	2003

		($ in thousands)
		(unaudited)
Net sales	$610,819	$469,168	$614,470
Net income	22,274	22,585	28,243
EBITDA(1)	80,031	62,114	80,705
Adjusted EBITDA(1)	N/A	N/A	85,289

(1)	EBITDA, for purposes of this Consent Solicitation Statement, is defined as earnings before interest, securitization expense, income taxes, depreciation and amortization and change in accounting principle. While the Company does not intend for EBITDA to represent cash flow from operations as defined by GAAP, and the Company does not suggest that any Holder consider it as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, the Company includes it herein to provide additional information with respect to its ability to meet its future debt service, capital expenditures and working capital requirements. The Company believes EBITDA provides investors and analysts in the building materials industry the necessary information to analyze and compare our historical results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, as EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the building materials industry. Adjusted EBITDA, for purposes of this Consent Solicitation Statement, is defined as EBITDA plus stock compensation expense, operating lease conversion and raw material cost savings. Adjusted EBITDA is presented as additional information because the Company believes that it is a useful financial indicator of its ability to service and incur indebtedness. Adjusted EBITDA should not be considered in isolation or as an alternative to operating income as an indicator of performance, cash flows from operations as a measure of liquidity or other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is not calculated identically by all companies, therefore, the presentation and adjustments herein may not be comparable to similarly titled measures of other companies. The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2002	2003	2003

		($ in thousands)
		(unaudited)
Net income	$22,274	$22,585	$28,243
Interest expense	33,434	25,091	33,452
Securitization expense	901	676	901
Income taxes	780	817	906
Depreciation and amortization	15,719	12,945	17,203
Changes in accounting principle	6,923	—	—

EBITDA	$80,031	$62,114	$80,705

Supplemental Adjustments:
Stock compensation expense(a)			252
Operating lease conversion(b)			2,008
Raw material cost savings(c)			2,324

Adjusted EBITDA			$85,289

(a)	Reflects stock compensation expense recorded in connection with the repurchase of outstanding options from current and former employees.

(b)	Reflects the elimination of historical operating lease expense, as certain operating leases are expected to be converted to capital leases upon completion of the proposed transaction. The conversion will result in the recording of additional property, plant and equipment and capital lease obligations in the amount of $8,550. The conversion will result in additional depreciation and interest expense, neither of which has been reflected in the “Unaudited Pro Forma Consolidated Statements of Operations”, as follows:

Twelve Months Ended
September 30, 2003

($ in thousands)
(unaudited)
Depreciation expense	$1,724
Interest expense	672

(c)	Reflects lower raw material purchasing costs that would have occurred at Danvid, MD Casting and Aluminum Screen as if these businesses were acquired at the beginning of the period. Adjustments are derived from raw material purchasing cost savings actually realized at Danvid and MD Casting after these businesses were acquired and the expected savings at Aluminum Screen.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

     The following unaudited pro forma consolidated statements of operations of the Company are based on the Company’s historical financial statements and the historical financial statements of the acquired entities adjusted to give effect to:

•	the Merger, the renewal of the Existing Accounts Receivable Securitization, the refinancing of Existing Revolving Credit Facility and the Existing Term Loan Facility with the New Credit Facility, the issuance of the New 10 1/2% Senior Subordinated Notes and the repurchase by the Parent of the 15% PIK Notes, the payment of certain expenses related to the financing transactions and the reduction in management fees paid to the outgoing equity sponsor;

•	the divestiture of Kel-Star Building Products, as if it had occurred on January 1, 2002 and the elimination of special charges related to the August 2000 divestiture of Wing Industries, Inc.; and

•	the acquisitions of the assets of Aluminum Screen, MD Casting and Danvid, as if they had occurred on January 1, 2002.

     The unaudited pro forma consolidated statements of operations of the Company presented below for the year ended December 31, 2002 has been derived from the audited consolidated financial statements of the Company and its consolidated subsidiaries and from the unaudited consolidated financial statements of the acquired entities. The unaudited pro forma consolidated statements of operations of the Company and the respective acquired entities presented below for the nine-month and twelve-month periods ended September 30, 2003 has been derived from the unaudited consolidated financial statements of the Company and the acquired entities. The unaudited pro forma consolidated statements of operations of the Company has been derived from currently available information and assumptions that the Company believes are reasonable. The unaudited pro forma consolidated statements of operations of the Company does not purport to represent what the Company’s consolidated statements of operations would have been if the pro forma acquisitions and transactions had been completed on the dates indicated, nor do they purport to indicate the Company’s future financial condition or results of operations.

     The following unaudited pro forma consolidated statements of operations of the Company should be read in conjunction with “Notes to Unaudited Pro Forma Consolidated Statements of Operations” presented below and the Company’s and the Parent’s historical financial statements included elsewhere or incorporated by reference in this Consent Solicitation.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2002
($ in thousands)
(unaudited)

			Acquisitions

			Aluminum
			Screen	Danvid	MD Casting	Pro Forma		Pro Forma
		Less:	Jan. 1, 2002 to	Jan. 1, 2002 to	Jan. 1, 2002 to	Adjustments for		Adjustments for
	As Reported	Divestitures(a)	Dec. 31, 2002(l)	Dec. 31, 2002(l)	Dec. 31, 2002(l)	Acquisitions		Merger(g)		Pro Forma

NET SALES	$536,299	$1,951	$23,385	$56,874	$3,597	$(7,385	)(c)	$—		$610,819
COST OF GOODS SOLD	360,323	2,341	16,918	45,757	2,363	(7,385	)(d)	—		415,635

Gross Profit	175,976	(390)	6,467	11,117	1,234	—		—		195,184

OPERATING EXPENSES:
Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	116,364	1,194	6,045	10,425	587	(3,091	)(e)	(1,848	)(h)	127,288
Securitization expense	1,133	—	—	—	—	—		(232	)(i)	901
Stock compensation expense	383	—	—	—	—	—		(300	)(h)	83
Amortization expense	3,410	42	—	200	—	—		—		3,568

SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES	121,290	1,236	6,045	10,625	587	(3,091)		(2,380)		131,840
Special charge	4,198	4,198	—	—	—	—		—		—

	125,488	5,434	6,045	10,625	587	(3,091)		(2,380)		131,840

Income (loss) from operations	50,488	(5,824)	422	492	647	3,091		2,380		63,344
INTEREST EXPENSE	35,697	—	—	158	7	—		(2,428	)(j)	33,434
WRITE-OFF OF DEFERRED FINANCING COSTS	204	—	—	—	—	—		(204	)(k)	—
OTHER INCOME, net	22	—	38	7	—	—		—		67

Income (loss) before income taxes	14,609	(5,824)	460	341	640	3,091		5,012		29,977
PROVISION (BENEFIT) FOR INCOME TAXES	625	—	16	(15)	31	95	(b)	28	(b)	780

Income (loss) before change in accounting principle	13,984	(5,824)	444	356	609	2,996		4,984		29,197
CHANGE IN ACCOUNTING PRINCIPLE IN CONNECTION WITH THE ADOPTION OF “GOODWILL AND OTHER INTANGIBLE ASSETS”	—	—	—	6,923	—	—		—		6,923

NET INCOME (LOSS)	$13,984	$(5,824)	$444	$(6,567)	$609	$2,996		$4,984		$22,274

OTHER DATA:
Depreciation expense	11,475	30	144	545	17	—		—		12,151

EBITDA	$70,726	$(1,554)	$604	$1,244	$664	$3,091		$2,148		$80,031

ATRIUM COMPANIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2003
($ in thousands)
(unaudited)

				Acquisitions

				Aluminum
				Screen	Danvid	MD Casting	Pro Forma		Pro Forma
		Less:		Jan. 1, 2003 to	Jan. 1, 2003 to	Jan. 1, 2003 to	Adjustments for		Adjustments for
	As Reported	Divestitures(a)		Sept. 30, 2003(l)	Mar. 31, 2003(l)	Jan. 31, 2003(l)	Acquisitions		Merger(g)		Pro Forma

NET SALES	$442,237	$—		$20,202	$12,320	$276	$(5,867	)(c)	$—		$469,168
COST OF GOODS SOLD	299,705	—		14,674	10,162	189	(5,883	)(d)	—		318,847

Gross Profit	142,532	—		5,528	2,158	87	16		—		150,321

OPERATING EXPENSES:
Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	94,352	—		3,226	2,411	58	(777	)(e)	(1,319	)(h)	97,951
Securitization expense	867	—		—	—	—	—		(191	)(i)	676
Stock compensation expense	552	—		—	—	—	—		(300	)(h)	252
Amortization expense	3,067	—		—	54	—	—		—		3,121

SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES	98,838	—		3,226	2,465	58	(777)		(1,810)		102,000
Special charge	375	375		35	—	—	(35	)(f)	—		—

	99,213	375		3,261	2,465	58	(812)		(1,810)		102,000

Income (loss) from operations	43,319	(375)		2,267	(307)	29	828		1,810		48,321
INTEREST EXPENSE	24,996	—		—	36	—	—		59	(j)	25,091
WRITE-OFF OF DEFERRED FINANCING COSTS	29	—		—	—	—	—		(29	)(k)	—
OTHER INCOME (EXPENSE), net	159	—		17	(4)	—	—		—		172

Income (loss) before income taxes	18,453	(375)		2,284	(347)	29	828		1,780		23,402
PROVISION (BENEFIT) FOR INCOME TAXES	650	(8	)(b)	3	—	—	111	(b)	45	(b)	817

NET INCOME (LOSS)	$17,803	$(367)		$2,281	$(347)	$29	$717		$1,735		$22,585

OTHER DATA:
Depreciation expense	9,510	—		189	124	1	—		—		9,824

EBITDA	$57,297	$—		$2,508	$(133)	$30	$793		$1,619		$62,114

ATRIUM COMPANIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Twelve Months Ended September 30, 2003
($ in thousands)
(unaudited)

				Acquisitions

				Aluminum
				Screen	Danvid	MD Casting	Pro Forma		Pro Forma
		Less:		Oct. 1, 2002 to	Oct. 1, 2002 to	Oct. 1, 2002 to	Adjustments for		Adjustments for
	As Reported	Divestitures(a)		Sept. 30, 2003(l)	Mar. 31, 2003(l)	Jan. 31, 2003(l)	Acquisitions		Merger(g)		Pro Forma

NET SALES	$572,303	$3		$24,737	$23,889	$1,041	$(7,497	)(c)	$—		$614,470
COST OF GOODS SOLD	386,871	298		18,281	19,470	730	(7,510	)(d)	—		417,544

Gross Profit	185,432	(295)		6,456	4,419	311	13		—		196,926

OPERATING EXPENSES:
Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	122,828	143		6,262	4,740	210	(3,076	)(e)	(1,809	)(h)	129,012
Securitization expense	1,121	—		—	—	—	—		(220	)(i)	901
Stock compensation expense	627	—		—	—	—	—		(375	)(h)	252
Amortization expense	4,002	—		—	108	—	—		—		4,110

SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES	128,578	143		6,262	4,848	210	(3,076)		(2,404)		134,275
Special charge	625	625		35	—	—	(35	)(f)	—		—

	129,203	768		6,297	4,848	210	(3,111)		(2,404)		134,275

Income (loss) from operations	56,229	(1,063)		159	(429)	101	3,124		2,404		62,651
INTEREST EXPENSE	33,810	—		—	78	—	—		(436	)(j)	33,452
WRITE-OFF OF DEFERRED FINANCING COSTS	233	—		—	—	—	—		(233	)(k)	—
OTHER INCOME (EXPENSE), net	(84)	—		31	3	—	—		—		(50)

Income (loss) before income taxes	22,102	(1,063)		190	(504)	101	3,124		3,073		29,149
PROVISION (BENEFIT) FOR INCOME TAXES	797	(8	)(b)	5	(38)	—	82	(b)	52	(b)	906

NET INCOME (LOSS)	$21,305	$(1,055)		$185	$(466)	$101	$3,042		$3,021		$28,243

OTHER DATA:
Depreciation expense	12,495	—		332	261	5	—		—		13,093

EBITDA	$74,388	$(438)		$557	$(57)	$106	$3,089		$2,184		$80,705

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(a)	Relates to the divestiture of Wing Industries, Inc. in August 2000 and the shutdown of Kel-Star Building Products in December 2002. All expenses relate to Kel-Star, except for the special charges of $4,198, $375 and $625 for the year ended December 31, 2002, the nine months ended September 30, 2003 and the twelve months ended September 30, 2003, respectively.

(b)	Represents the income tax effect of the pro forma adjustments, with consideration given to the Company’s net operating loss carry forwards.

(c)	Represents the elimination of net sales between the acquired companies and the Company prior to acquisition.

(d)	Represents the elimination of cost of goods sold related to sales between the acquired companies and the Company prior to acquisition and intercompany rent payments between affiliates for equipment that was acquired in the Aluminum Screen acquisition, as follows:

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2002	2003	2003

		($ in thousands)
		(unaudited)
Elimination of intercompany cost of goods sold	$7,385	$5,867	$7,497
Elimination of intercompany rent payments to an affiliate	—	16	13

Elimination in cost of goods sold	$7,385	$5,883	$7,510

(e)	Represents the reduction in general and administrative expenses through the adjustment of salaries and associated payroll taxes resulting from a contractual change in compensation structure for certain members of senior management in connection with the acquisitions and the elimination of certain transaction expenses incurred by MD Casting directly in connection with its acquisition, as follows:

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2002	2003	2003

		($ in thousands)
		(unaudited)
Contractual change in compensation structure of management	$3,059	$767	$3,052
Elimination of certain transaction expenses	32	10	24

Reduction in general and administrative expense	$3,091	$777	$3,076

(f)	Represents the elimination of a special charge incurred by Aluminum Screen, representing transaction expenses directly related to the acquisition.

(g)	The Company has not completed an assessment of the fair value of its assets for purposes of allocating its purchase price under Statement of Financial Accounting Standards No. 141 “Business Combinations”. Accordingly, for purposes of the pro forma financial information, the excess of the purchase price over the net liabilities has been allocated entirely to goodwill. To the extent that such assessments indicate that the fair value of fixed assets is in excess of the net book value or that fair value can be attributed to identifiable fixed assets and intangibles, these amounts will be allocated to fixed assets and other intangibles and reduce goodwill. Assuming a weighted average depreciable life for fixed assets of 6 years (the Company’s estimated average), every $1,000 allocated to fixed assets, rather than goodwill, would increase pro forma depreciation expense by $167 for the year ended December 31, 2002, $125 for the nine months ended September 30, 2003 and $167 for the twelve months ended September 30, 2003. In addition assuming a weighted average estimated life for intangibles of 20 years, every $1,000 allocated to identifiable intangibles, rather than goodwill, would increase pro forma amortization expense by $50 for the year ended December 31, 2002, $39 for the nine months ended September 30, 2003 and $50 for the twelve months ended September 30, 2003.

In addition, the “Pro Forma Adjustments for Merger” do not reflect (i) certain of the $38.8 million of Merger expenses included in the Sources and Uses of this Consent Solicitation, which are unrelated to the financing and will be included as expense items in the results of operations in the periods in which they occur; (ii) the conversion to capital leases of certain machinery and equipment that the Company currently leases, including the pro forma effect to depreciation expense, interest expense and operating lease expense; (iii) the write-off of existing deferred financing costs, related to debt to be repaid or refinanced in connection with the Merger; (iv) the additional cost of goods sold related to the write-up of finished goods inventory to fair market value and (v) the related tax effect of these items.

(h)	Represents the net reduction in general and administrative expenses through the elimination of management fees paid to the outgoing equity sponsor and the addition of management fees to be paid to the new equity sponsor and the elimination of stock compensation expense paid to the outgoing equity sponsor, as follows:

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2002	2003	2003

		($ in thousands)
		(unaudited)
Management fees paid to the outgoing equity sponsor	$2,098	$1,507	$2,059
Management fees to be paid to the new equity sponsor	(250)	(188)	(250)

Net reduction in general and administrative expense	$1,848	$1,319	$1,809

Elimination of stock compensation expense paid to the outgoing equity sponsor	$300	$300	$375

(i)	Represents the net reduction to securitization expense had the Company’s new capital structure been in place on the first day of the period presented, as follows:

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2002	2003	2003

		($ in thousands)
		(unaudited)
Securitization expense resulting from borrowing of $30,200 at 1.125% and commitment fees of $50,000 at 1.250% on the Existing Accounts Receivable Securitization	$901	$676	$901
Elimination of historical securitization expense	(1,133)	(867)	(1,121)

Net reduction to securitization expense	$(232)	$(191)	$(220)

(j)	Represents the adjustment to historical interest expense on debt assumed to be retired (including the existing interest rate swap agreement which will not continue) and interest expense on debt assumed and issued in connection with the Merger and the related financings, at rates assumed to be in effect at the time of the Merger, as follows:

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2002	2003	2003

		($ in thousands)
		(unaudited)
Interest expense resulting from borrowing of $175,000 on the existing Notes and $50,000 of the New 10 1/2% Senior Subordinated Notes at 10 1/2%	$23,625	$17,719	$23,625
Interest expense resulting from amortization of the discount on the existing Notes	205	169	223
Interest expense resulting from borrowing of $140,000 under the New Credit Facility at 4.625% plus applicable commitment and letter of credit fees	6,694	5,021	6,694
Interest expense resulting from the deferred financing costs related to the existing Notes, the New 10 1/2% Senior Subordinated Notes and the New Credit Facility over average debt maturity of five years	2,910	2,182	2,910
Elimination of historical interest expense	(35,862)	(25,032)	(33,888)

Net increase (decrease) to interest expense	$(2,428)	$59	$(436)

(k)	Represents the elimination of the write-off of deferred financing costs associated with certain prepayments previously made on the existing term loans.

(l)	Represents historical information for Aluminum Screen, Danvid and MD Casting for the period before the Company acquired each such entity. This historical information is unaudited and was prepared by the management of the applicable acquired entity, respectively, and though the Company’s management has reviewed such historical information, a Holder should not place undue reliance on any such information.

PROPOSED WAIVERS AND AMENDMENTS

Description of Proposed Waivers

     The Company is seeking Consents to the waiver of its obligations under Section 10.11 of the Indenture in connection with the consummation of the Merger, including, without limitation, the Company’s obligation to make a “Change of Control Offer” (as defined in the Indenture).

     Under Section 10.11 of the Indenture, upon a “Change of Control” (as defined in the Indenture), the Company must make a “Change of Control Offer” to purchase all of the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. Under the Indenture, prior to an initial public offering of the capital stock of the Company or the Parent, a “Change of Control” includes any failure by the current “Permitted Holders” (as defined in the Indenture) to collectively beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) at least a majority of the total voting power of the outstanding voting stock of the Company. Upon consummation of the Merger, the current “Permitted Holders” will cease to own any outstanding voting stock of the Company, and accordingly, the Merger will constitute a “Change of Control” and therefore, absent a waiver, will require the Company to make a “Change of Control Offer” under Section 10.11 of the Indenture.

     The purpose of the Proposed Waivers is to waive the Company’s obligations under Section 10.11 of the Indenture in connection with the consummation of the Merger, including, without limitation, the Company’s obligation to make a “Change of Control Offer”. At the Consent Date, the Proposed Waivers being solicited hereby will become effective and operative and the Company will not be obligated to make a Change of Control Offer to any Holder in connection with the Merger, regardless of whether such Holder timely executed and delivered a Consent.

Description of Proposed Amendments

     The Company is seeking Consents to the following Proposed Amendments:

     Permitted Holders. The Company is seeking to amend the definition of “Permitted Holders” set forth in the Indenture as indicated below:

          “Permitted Holders” means (i)~~GE Investment Private Placement Partners II, a Limited Partnership, (ii) Ardshiel, or~~ KAT Holdings, L.P. and any other investment partnership or entity managed or controlled by Kenner & Company, Inc. and/or its Affiliates, (ii) UBS Capital Americas II, LLC and/or its Affiliates, (iii) ML IBK Positions, Inc. and/or its Affiliates, (iv) any partners, members or investors (either directly or indirectly through any investment partnerships or entities) in the entities described in clauses (i), (ii) and (iii) above who are distributees of investments held by the entities described in clauses (i), (ii) and (iii) above, (v) any immediate family members or lineal descendents, or trusts or other entities for their benefit in respect of the Persons described in clauses (i), (ii), (iii) and (iv) above, and (vi) any ~~of their~~Affiliates in respect of the Persons described in clauses (i), (ii), (iii) and (iv) above.

     Merger Agreement. The Company is seeking to amend the Indenture by inserting the definition set forth below in the correct alphabetical location in Section 1.01 of the Indenture:

          “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of October 27, 2003, among KAT Holdings, Inc., KAT Acquisition Corp., Atrium Corporation and the securityholders of Atrium Corporation set forth on the signature pages thereto, as the same may be amended, supplemented and modified from time to time.

     Affiliate Transactions. The Company is seeking to amend clause (b) of Section 10.15 of the Indenture as indicated below:

          (b) The requirements of Section 10.15(a) shall not apply to (i) any Restricted Payment or other payment or Investment permitted to be made pursuant to Section 10.14, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Company, (iii) loans or advances to employees in the ordinary course of business of the Company or any of the Restricted Subsidiaries, (iv) any transaction between or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries (so long as no Person (other than a Restricted Subsidiary) that is an Affiliate of the Company has any direct or indirect interest in such Restricted Subsidiary), (v) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business, (vi) transactions pursuant to agreements as in existence on the Issue Date, (vii) any employment, noncompetition or confidentiality agreements entered into by the Company or any of the Restricted Subsidiaries with its employees in the ordinary course of business, (viii) the issuance of Capital Stock of the Company, (ix) the payment of any transaction costs, fees, expenses or other amounts ~~paid~~ by the Company to certain of its Affiliates ~~Ardshiel on the Issue Date~~ in connection with the Merger (as such term is defined in the Merger Agreement) or any related financing transaction contemplated thereby ~~Transactions and,~~ (x) any obligations of the Company in respect of ~~management~~ fees payable to ~~Ardshiel~~ any Permitted Holder pursuant to agreements as in effect immediately after the Effective Time of the Merger (as such terms are defined in the Merger Agreement) ~~on the Issue Date.~~ and (xi) the payment of fees in respect of commercial banking, investment banking, financial advisory or other related services entered into in the ordinary course of business.

     Additional Notes. The Company is seeking to amend the Indenture to provide that the Company may issue an unlimited amount of additional Notes under the Indenture, subject to the limitations on the incurrence of additional indebtedness contained therein, that will have identical terms to the outstanding Notes (other than with respect to transfer restrictions). The Company will amend the Indenture by inserting the definition set forth below in the correct alphabetical location in Section 1.01 of the Indenture:

          “Additional Notes” means additional notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 3.04 and 10.12 hereof, as part of the same series as the Initial Notes.

The Company will also amend the Indenture to make various technical and/or conforming changes in furtherance of the purpose set forth in this subsection “Additional Notes”. The amendments proposed in this subsection “Additional Notes” will not alter the maturity of the Notes, the Company’s obligation to make principal and interest payments on the Notes or the substantive effect of any other covenant or provision designed to afford protection to the Holders of the Notes.

     UPON RECEIPT OF THE REQUISITE CONSENTS, THE COMPANY WILL EXECUTE THE SUPPLEMENTAL INDENTURE AND THE PROPOSED AMENDMENTS WILL BECOME EFFECTIVE. HOWEVER, THE PROPOSED AMENDMENTS WILL NOT BECOME OPERATIVE UNTIL THE TRANSACTION CONDITION IS SATISFIED.

SOLICITATION CONSIDERATIONS

In deciding whether to deliver a Consent, Holders should consider carefully, in addition to the other information contained in or incorporated by reference in this Consent Solicitation Statement, the following:

Bankruptcy Risks Related to the Payment of the Consent Fees

     Federal or state fraudulent transfer laws permit a court, if it makes certain findings, to:

•	avoid all or a portion of the Company’s payment obligations in respect of the Consent Fee;

•	require that any Holder that receives payment of the Consent Fee to turn over to the Company, the Company’s judgment creditors or to a fund for the benefit of the Company’s creditors, as the case may be, all or a portion of any Consent Fee paid to such Holder; and/or

•	take other action detrimental to the Holders, including, in some circumstances, invalidating the payment of any Consent Fee.

     If a court were to take any of those actions, the Company cannot assure any Holder that such Holder would ever be repaid.

     Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the payments of the Consent Fees were made, the Company:

•	paid such Consent Fees (or incurred any related indebtedness or made other related distributions) with the intent of hindering, delaying or defrauding current or future creditors;

•	received less than fair consideration or reasonably equivalent value for the payment of the Consent Fees (or other related distributions) and that the Company was insolvent or rendered insolvent by reason of the payment of such Consent Fees (or incurrence of any related indebtedness or other related distributions);

•	was engaged, or about to engage, in a business or transaction for which its assets were unreasonably small; or

•	intended to incur, or believed (or should have believed) that it would incur, debts beyond its ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes).

Different jurisdictions define “insolvency” differently. However, the Company generally would be considered insolvent at the time it paid the Consent Fees (or incurred any related indebtedness or made other related distributions) if (1) the fair market value (or fair salable value) of its assets was less than the amount required to pay its total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured, or (2) it was incurring debts beyond its ability to pay as such debts mature. The Company cannot assure any Holder as to what standard a court would apply in order to determine whether it was “insolvent” as of the date the payment of the Consent Fees was made (or any related indebtedness was incurred or other related distributions were made), and the Company cannot assure any Holder that, regardless of the method of valuation, a court would not determine that it was insolvent on that date. Nor can the Company assure any Holder that a court would not determine, regardless of whether it was insolvent on the date the payment of the Consent Fees was made (or any related indebtedness was incurred or other related distributions were made), that the payments constituted fraudulent transfers on another ground.

Certain Terms of the Notes and the Merger Agreement

     As of the date of this Consent Solicitation Statement, the aggregate principal amount of Notes outstanding is $175,000,000.

     Under the Indenture, the consummation of the Merger would constitute a “Change of Control” (as defined in the Indenture) and therefore require the Company to make a “Change of Control Offer” (as defined in the Indenture) to purchase all of the Notes then outstanding at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

     In the event that the Requisite Consents are not obtained or the Proposed Waivers and Amendments are not adopted on or prior to the closing of the Merger, the Merger Agreement requires that either (A) at the closing of the Merger, the Parent shall cause the Company to irrevocably deposit funds with the Trustee sufficient to redeem 100% of the outstanding Notes in accordance with the terms of the Indenture, or (B) following the closing of the Merger, the Parent shall cause the Company to effect a “Change of Control Offer” as required pursuant to Section 10.11 of the Indenture. The Company has obtained sufficient commitments, subject to certain conditions, from financing sources to consummate either such option in the event that the Requisite Consents are not obtained. There can be no assurances, however, that any such financing sources will make such funds available or that at such time alternative financing sources would be available on commercially reasonable terms or at all.

Market and Trading Information

     Depending on, among other things, the amount of Notes that remain outstanding if the Company is required to make a “Change of Control Offer” (as defined in the Indenture) to purchase the Notes, the liquidity, market value and price volatility of the Notes, if any, that remain outstanding may be adversely affected by the consummation of the “Change of Control Offer”. See “Certain Terms of the Notes and Merger Agreement” above for more information regarding the Company’s obligation to make a “Change of Control Offer”.

     If the Company is required to consummate a “Change of Control Offer”, the Company may enter into a senior subordinated credit agreement in an aggregate amount equal to the amount of funds required to pay for Notes tendered in such “Change of Control Offer” or pursue alternative financing. Consequently, in such event, the pro forma capitalization of the Parent will not be as represented herein but will reflect such senior subordinated credit agreement or other financing. The terms of the senior subordinated credit agreement or any alternative financing will most likely be more onerous to the Company than the terms of the Notes.

     From time to time in the future, the Company or its affiliates may acquire Notes, whether or not the Requisite Consents are received or a “Change of Control Offer” is consummated, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices (which could be in the form of cash or other consideration) as they may determine, which may be more or less than the sum of the Consent Fee and the prevailing market price of the Notes following consummation of this Consent Solicitation or, if required, the price required to be paid to Holders in connection with a “Change of Control Offer”. There can be no assurances to which, if any, of these alternatives (or combinations thereof) the Company of its affiliates may pursue.

THE CONSENT SOLICITATION

General

     The Company is soliciting Consents from Holders, upon the terms and subject to the conditions set forth in the Solicitation Documents, to the Proposed Waivers and Amendments to the Indenture. See “Proposed Waivers and Amendments.”

     Consents may not be revoked at any time after the Consent Date, even if the Consent Solicitation is extended beyond the Expiration Date. If the Requisite Consents are received (and not revoked) on or before the Expiration Date, the Proposed Waivers and Amendments will be effected by execution of the Supplemental Indenture by the Company, the Guarantors and the Trustee. Although the Supplemental Indenture will become effective on the Consent Date, the Proposed Amendments will become operative only upon the consummation of the Merger. Meanwhile, the Proposed Waivers will become effective and operative on the Consent Date.

     Unless the Consent Solicitation is terminated for any reason on or before the Expiration Date or the Merger is not consummated on or prior to December 31, 2003, promptly after the consummation of the Merger and subject to satisfaction or waiver of the terms hereof, the Consent Fee will be paid to each Holder who has delivered to the Tabulation Agent (and not revoked) a valid Consent on or before the Expiration Date. Whether or not the Requisite Consents are received, if the Consent Solicitation is terminated for any reason before the Expiration Date, or the conditions thereto are neither satisfied nor waived, the Consents will be voided and the Consent Fee will not be paid. By executing the Supplemental Indenture, the Company will irrevocably agree to pay the Consent Fees promptly following the consummation of the Merger, subject to the consummation of the Merger on or prior to December 31, 2003. If the Merger is not consummated on or prior to December 31, 2003, the Consent Fee will not be paid and the Supplemental Indenture will be of no force or effect.

     In addition to the use of the mail, Consents may be solicited by officers and other employees of the Company, without any additional remuneration, in person, or by telephone, telegraph, or facsimile transmission. The Company has retained the Tabulation Agent to aid in the solicitation of Consents.

     Before, during or after the Consent Solicitation, the Company and the Guarantors and any of their affiliates may purchase Notes in the open market, in privately negotiated transactions, through tender or exchange offers or otherwise. Any future purchases will depend on various factors at that time.

Requisite Consent

     Holders must deliver (and not revoke) valid Consents in respect of a majority in aggregate principal amount of all outstanding Notes to approve the Proposed Waivers and Amendments. As of the date hereof, the aggregate outstanding principal amount of the Notes was $175.0 million.

     The failure of a Holder to deliver a Consent (including any failure resulting from broker non-votes) will have the same effect as if such Holder had voted “Against” the Proposed Waivers and Amendments.

     If no aggregate principal amount of the Notes as to which a Consent is delivered is specified, or if neither the “For” or “Against” box is marked with respect to such Notes, but the Consent Letter is otherwise properly completed and signed, the Holder will be deemed to have consented to the Proposed Waivers and Amendments with respect to the entire aggregate principal amount of Notes which such Holder holds directly or indirectly through DTC.

Consent Fee

     Unless the Consent Solicitation is terminated for any reason on or before the Expiration Date or the Merger is not consummated on or prior to December 31, 2003, promptly after the consummation of the Merger and subject to satisfaction or waiver of the terms hereof, the Consent Fee will be paid to each Holder who has delivered to the Tabulation Agent (and not revoked) a valid Consent on or before the Expiration Date. Any subsequent transferees of Notes of such Holders, and any Holders who do not timely grant (or who revoke) a valid Consent (and their transferees) will not be entitled to receive the Consent Fee even if the Proposed Waivers and Amendments become effective with respect to the Notes held thereby and, as a result, become binding thereon.

     If the Consent Solicitation is abandoned or terminated for any reason, the Consents will be voided and no Consent Fee will be paid.

Expiration Date; Extensions

     The Consent Solicitation will expire at 5:00 p.m., New York City time, on November 18, 2003, unless terminated or extended by the Company in its sole discretion. The time and date of expiration of the Consent Solicitation is herein referred to as the “Expiration Date”. Consents may be revoked at any time prior to the Consent Date, but may not be revoked thereafter.

     The Company reserves the right to extend the Consent Solicitation at any time and from time to time, whether or not the Requisite Consents have been received, by giving oral or written notice to the Tabulation Agent no later than 9:00 a.m., New York City time, on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the Holders). Such announcement or notice may state that the Company are extending the Consent Solicitation for a specified period of time or on a daily basis.

     The Company expressly reserves the right for any reason (i) to abandon, terminate or amend the Consent Solicitation at any time prior to the Expiration Date by giving oral or written notice thereof to the Tabulation Agent, and (ii) not to extend the Consent Solicitation beyond the last previously announced Expiration Date. Any such action by the Company will be followed as promptly as practicable by notice thereof by press release or by other public announcement (or by written notice to the Holders).

Conditions of the Consent Solicitation

     Notwithstanding any other provision of the Consent Solicitation, the Company’s obligation to accept and pay for Consents validly delivered pursuant to the Consent Solicitation is subject to and conditioned upon, among other things, (i) the Consent Condition and (ii) the Transaction Condition.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company). The foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Failure to Obtain the Requisite Consent

     In the event the Requisite Consents are not obtained and the Consent Solicitation is terminated, the Supplemental Indenture will not be executed and the Proposed Waivers and Amendments will not become operative.

Consent Procedures

     Only Holders (i.e., persons in whose name a Note is registered or their duly designated proxies) may execute and deliver a Consent Letter. DTC is expected to grant an omnibus proxy authorizing DTC Participants to deliver a Consent Letter. Accordingly, for the purposes of this Consent Solicitation, the term “Holder” shall be deemed to mean record holders and DTC Participants who held Notes through DTC as of the Record Date. In order to cause a Consent to be given with respect to Notes held through DTC, such DTC Participant must complete and sign the appropriate form of Consent Letter, and mail or deliver it to the Tabulation Agent at its address or facsimile set forth on the back cover page of this Consent Solicitation Statement pursuant to the procedures set forth herein and therein.

     A beneficial owner of an interest in Notes held through a DTC Participant must complete and sign the Letter of Instructions and deliver it to such DTC Participant in order to cause a Consent to be given by such DTC Participant with respect to such Notes.

     Giving a Consent will not affect a Holder’s right to sell or transfer the Notes. All Consents received by the Tabulation Agent on or before the Expiration Date will be effective notwithstanding a record transfer of such Notes subsequent to the Record Date, unless the Holder revokes such Consent prior to the Consent Date by following the procedures set forth under “Revocation of Consents” below.

     HOLDERS WHO WISH TO CONSENT SHOULD MAIL, HAND DELIVER, SEND BY OVERNIGHT COURIER OR FACSIMILE (CONFIRMED BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND DULY EXECUTED CONSENT LETTERS TO THE TABULATION AGENT AT THE ADDRESS OR FACSIMILE SET FORTH ON THE BACK COVER PAGE HEREOF AND ON THE CONSENT LETTER IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN.

     CONSENTS SHOULD BE DELIVERED TO THE TABULATION AGENT, NOT TO THE COMPANY, THE GUARANTORS, THE TRUSTEE OR THE JOINT SOLICITATION AGENTS. HOWEVER, THE COMPANY RESERVES THE RIGHT TO ACCEPT ANY CONSENT RECEIVED BY THE COMPANY.

HOLDERS SHOULD NOT TENDER OR DELIVER NOTES AT ANY TIME.

     All Consents that are properly completed, signed and delivered to the Tabulation Agent, and not revoked, on or before the Expiration Date will be given effect in accordance with the specifications thereof. Holders who desire to consent to the Proposed Waivers and Amendments should complete, sign and date, the appropriate form of Consent Letter included herewith and mail, deliver, send by overnight courier or facsimile (confirmed by physical delivery) the signed Consent Letter to the Tabulation Agent at the address or facsimile listed on the back cover page of this Consent Solicitation Statement and on the Consent Letter, all in accordance with the instructions contained herein and therein.

     Consents by record Holders must be executed in exactly the same manner as such Holder(‘s)(s’) name(s) are so registered. Consents by Holder(s) who are DTC Participants must be executed in exactly the same manner as such Holder(s) name(s) are registered with DTC. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent form appropriate evidence of authority to execute the Consent. In addition, if a Consent relates to less than the total principal amount of Notes which such Holder holds directly or through DTC, the Holder must list the principal amount of Notes which such Holder holds to which the Consent relates. If no aggregate principal amount of the Notes as to which a Consent is delivered is specified, or if neither the “For” or “Against” box is marked with respect to such Notes, but the Consent Letter is otherwise properly completed and signed, the Holder will be deemed to have consented to the Proposed Waivers and Amendments with respect to the entire aggregate principal amount of Notes which such Holder holds directly or indirectly through DTC.

     The registered ownership of a Note as of the Record Date shall be proved by the Trustee, as registrar of the Notes. The ownership of Notes held through DTC by DTC Participants shall be established by a DTC security position listing provided by DTC as of the Record Date. All questions as to the validity, form and eligibility (including time of receipt) regarding the consent procedures will be determined by the Company in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. The Company reserves the right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of the Company, or its counsel, be unlawful. The Company also reserves the right, subject to such final review as the Trustee prescribes for the proof of execution and ownership, to waive any defects or irregularities in connection with deliveries of particular Consents. Unless waived, any defects or irregularities in connection with deliveries of Consents must be cured within such time as the Company determines. None of the Guarantors or the Company or any of their affiliates, the Tabulation Agent, the Trustee or any other person shall be under any duty to give any notification of any such defects or irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The Company’s interpretations of the terms and conditions of the Consent Solicitation shall be conclusive and binding.

Revocation of Consents

     Each Holder who delivers a Consent pursuant to the Consent Solicitation will agree in the Consent Letter that it will not revoke its Consent after the Consent Date and that until such time it will not revoke its Consent except in accordance with the conditions and procedures for revocation of Consents provided below. Each properly completed and executed consent will be counted, notwithstanding any transfer of the Notes to which such Consent relates, unless the procedure for revocation of Consents has been followed. The Company will make prompt public disclosure by press release of the occurrence of the Expiration Date.

     Prior to the Consent Date, any Holder may revoke any Consent given as to its Notes or any portion of such Notes (in integral multiples of $1,000). A Holder desiring to revoke a Consent must deliver to the Tabulation Agent at the address set forth on the back cover of this Consent Solicitation Statement and on the Consent Letter a written revocation of such Consent in the form of a subsequent Consent marked “Against” the Proposed Waivers and Amendments, including the principal amount of Notes to which such revocation relates and the signature of such Holder. A revocation of a Consent may only be rescinded by the execution and delivery of a new Consent, in accordance with the procedures herein described by the Holder who delivered such revocation.

     The revocation must be executed by such Holder in the same manner as the Holder’s name appears on the Consent to which the revocation relates. If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A Holder may revoke a Consent only if such revocation complies with the provisions of this Consent Solicitation Statement. A beneficial owner of Notes who is not the Holder as of the Record Date of such Notes must instruct the Holder of such Notes to revoke any Consent already given with respect to such Notes.

     The Company reserves the right to contest the validity of any revocation and all questions as to the validity (including time of receipt) of any revocation will be determined by the Company in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. None of the

Guarantors, the Company, any of their affiliates, the Tabulation Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor shall any of them incur any liability for failure to given such notification.

Joint Solicitation Agents

     The Company has retained UBS Securities LLC and CIBC World Markets Corp. as Joint Solicitation Agents. Each Joint Solicitation Agent will solicit Consents and will receive a customary fee for such services and reimbursement of its reasonable out-of-pocket expenses. The Company has agreed to indemnify the Joint Solicitation Agents and certain related persons against certain liabilities in connection with the Consent Solicitation. At any time, each Joint Solicitation Agent and its affiliates may trade the Notes for their own accounts, or for the accounts of their customers, and accordingly may hold long or short positions in the Notes. UBS Securities LLC and CIBC World Markets Corp. have provided, and expect to provide in the future, investment banking services to the Company and its affiliates, for which they have received and expect to receive customary fees and commissions. Additionally, CIBC World Markets Corp. and UBS Securities LLC will arrange the New Credit Facility, have provided commitments to fund the New Credit Facility, and affiliates of each will be lenders under the New Credit Facility and they or their affiliates have provided a firm commitment in respect of a senior subordinated credit facility to the Company in the event that the Company is required to make a “Change of Control Offer” for the Notes.

Tabulation Agent

     The Company has retained MacKenzie Partners, Inc. as Tabulation Agent in connection with the Consent Solicitation. As Tabulation Agent, MacKenzie Partners, Inc. will be responsible for collecting Consents. MacKenzie Partners, Inc. will receive a customary fee for such services and reimbursement of its reasonable out-of-pocket expenses.

     Requests for assistance in filling out and delivering Consents or for additional copies of this Consent Solicitation Statement or the Consent Letter may be directed to the Tabulation Agent at its address and telephone numbers set forth on the back cover of this Consent Solicitation Statement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain material U.S. federal income tax consequences resulting from the Consent Solicitation. This summary deals only with the Notes held as capital assets within the meaning of Section 1221 of the Code (as defined below) by United States Holders (as defined below).

     This discussion does not describe all of the tax consequences that may be relevant to a Holder in light of the Holder’s particular circumstances or to Holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding Notes as part of a “straddle,” “hedge” or “conversion” transaction;

•	United States Holders (as defined below) whose functional currency is not the U.S. dollar;

•	U.S. expatriates;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	subchapter S corporations; and

•	tax exempt entities.

     In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws.

     This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, in each case as of the date of this Consent Solicitation Statement, changes to any of which subsequent to the date of this Consent Solicitation Statement may affect the tax consequences described in this Consent Solicitation Statement.

     PERSONS CONSIDERING THE CONSENT SOLICITATION ARE URGED TO CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS.

United States Holders

     As used in this Consent Solicitation Statement, the term “United States Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

     As used in this Consent Solicitation Statement, the term “non-United States Holder” means a nonresident alien or a corporation, trust or estate that is not a United States Holder.

     The statements regarding U.S. federal income tax considerations set out below assume that the Notes were issued, and transfers of the Notes and payments on the Notes have been and will continue to be made, in accordance with the Indenture.

Tax Consequences to United States Holders

     The U.S. federal income tax consequences to a United States Holder of Notes as a result of the adoption of the Proposed Waivers and Amendments will depend on whether, under applicable Treasury regulations, the adoption of the Proposed Waivers and Amendments results in a “significant modification” of the Notes and, if so, whether such adoption results in a recapitalization within the meaning of Section 368(a)(1)(E) of the Code.

     Under applicable Treasury regulations, the modification of a debt instrument, such as the Notes, is a significant modification resulting in a deemed exchange of the Notes for new Notes (the “New Notes,” and that exchange, a “Deemed Exchange”) if, based on all the facts and circumstances, and taking into account all modifications of the relevant Notes collectively, the legal rights and obligations under the Notes are altered in a manner that is “economically significant.” A modification that adds, deletes or alters customary accounting or financial covenants is not considered a significant modification under these regulations. The Company believes, and intends to take the position, that the provisions proposed to by amended are customary or otherwise not economically significant and, consequently, that the adoption of the Proposed Waivers and Amendments should not result in a Deemed Exchange or recognition of gain or loss. Nevertheless, because the issue is not free from doubt, there exists some risk that under the applicable Treasury regulations the adoption of the Proposed Waivers and Amendments would cause the Notes (referred to in this section as the “Old Notes”) to be treated as having been exchanged for new debt instruments.

     In addition, the payment of the Consent Fee will result in a Deemed Exchange if the Consent Fee causes the annual yield on the Old Notes to vary from the annual yield on the New Notes (as determined under the applicable Treasury regulations) by more than the greater of (i) 1/4 of one percent (25 basis points) or (ii) 5 percent of the annual yield of the Old Notes. The Consent Fee should not cause the annual yield on the Old Notes to vary from the annual yield on the New Notes by either (i) or (ii) above and therefore the change in yield should not cause a Deemed Exchange.

     If the Proposed Waivers and Amendments are adopted, and such adoption does not result in a Deemed Exchange, United States Holders of Notes would not recognize any income, gain or loss for U.S. federal income tax purposes as a result of such adoption, and such Holders would recognize income in respect of the Old Notes at the same times and in the same amounts as such Holders would have recognized had the Proposed Waivers and Amendments not been adopted. As stated above, the Company intends to take a position that the adoption of the Proposed Waivers and Amendments will not result in a Deemed Exchange.

     Although not free from doubt, both the Old Notes and the New Notes should be treated as “securities” for purposes of Section 368(a)(1)(E) of the Code. Thus, if the adoption of the Proposed Waivers and Amendments were considered to result in a Deemed Exchange, the exchange should be treated as a recapitalization (and therefore, a tax-free reorganization), and United States Holders of the Old Notes should not recognize any gain or loss on the Deemed Exchange, except that such Holders may recognize ordinary income to the extent that the New Notes are treated as received in satisfaction of accrued but untaxed interest on the Old Notes and to the extent of the Consent Fee (if, as discussed below, the fee is deemed received as a separate fee for consenting to the Proposed Waivers and Amendments). However, if the Consent Fee were treated as additional consideration received in the Deemed Exchange, United States Holders would recognize gain (but not loss) equal to the lesser of the gain realized on the Deemed Exchange or the amount of the Consent Fee. Holders should obtain a tax basis in the New Notes equal to their tax basis in the Old Notes deemed to be surrendered therefor and should have a holding period for the New Notes that includes the holding period for the Old Notes; provided that the tax basis of any New Note (or portion thereof) treated as received in satisfaction of accrued interest should equal the amount of such accrued interest, and the holding period for such New Note (or portion thereof) should not include the holding period of the Old Notes.

     If the Deemed Exchange were to not qualify for treatment as a tax-free recapitalization, and the adoption of the Proposed Waivers and Amendments results in a Deemed Exchange, a United States Holder of the Old Notes would recognize gain or loss for U.S. federal income tax purposes upon the Deemed Exchange in an amount equal to the difference between (i) the Holder’s adjusted tax basis in the Old Notes on the date of the Deemed Exchange and (ii) the issue price of the New Notes deemed to be received in exchange therefor plus the Consent Fee if it is treated as additional consideration. Generally, a United States Holder’s “adjusted tax basis” for a Note will be equal to the cost of the Note to the Holder, increased, if applicable, by any market discount (described below) previously included in income by the Holder under an election to include market discount in gross income currently as it accrues (including any market discount included in the taxable year of the sale prior to the date of sale), and reduced (but not below zero) by the accrual of any amortizable bond premium which the United States Holder has previously elected to offset against interest payments on the Note. If either the Old Notes or the New Notes are properly treated as traded on an established securities market within the meaning of Section 1273(b) of the Code, the issue price of the New Notes will be the fair market value of the Old Notes or the New Notes, as applicable. If neither the Old Notes nor the New Notes are properly treated as traded on an established securities market, the issue price of the New Notes will be the stated principal amount of the New Notes. Although the matter is not free from doubt, the Company believes, and intends to take the position that, the Old Notes were not, and the Old Notes and New Notes will not be, traded on an established securities market and, as a result, the issue price of the New Notes should be their stated principal amount. Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount (described below) accrued on the Old Notes (and not previously included in income by the Holder) to, and accrued and untaxed interest as of, the date of the Deemed Exchange, such gain or loss would be long-term capital gain or loss if the Holder held the Old Notes for more than one year on the date of the Deemed Exchange. United States Holders are urged to consult their tax advisers with respect to applicable rates, holding periods and netting rules for capital gains and losses.

     An exception to the capital gain treatment described above may apply to a United States Holder who purchased a Note with “market discount.” Subject to a statutory de minimis exception, market discount is the excess of the principal amount of the Note over the United States Holder’s tax basis in the Note immediately after its acquisition by the Holder. In general, unless the United States Holder has elected to include market discount in income currently as it accrues, any gain realized by a United States Holder on the sale, exchange or other disposition of a Note having market discount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the United States Holder, on a constant yield basis) while the Note was held by the United States Holder.

     If adoption of the Proposed Waivers and Amendments resulted in a Deemed Exchange that did not qualify for treatment as a tax-free recapitalization and the Internal Revenue Service were to assert successfully that the Notes are publicly traded, a Holder would recognize taxable gain or loss equal to the difference (if any) between the fair market value of the New Note at the time of the Deemed Exchange (except for the portion of the issue price deemed attributable to accrued interest) plus the Consent Fee if it is treated as additional consideration and the Holder’s adjusted tax basis in the Old Note. Any resulting gain would be treated as provided above, while any resulting loss may be capitalized into basis of the New Notes under Section 1091 of the Code. Subject to a statutory de minimis exception, if the fair market value of the New Note immediately after the adoption of the Proposed Waivers and Amendments were less than its principal amount, the New Note would have original issue discount for U.S. federal income tax purposes, which would be included in the United States Holder’s gross income on a constant yield basis in advance of receipt of cash attributable to that discount over the remaining term of the Notes.

The Consent Fee

     There is no authority directly on point concerning the United States federal income tax consequences of receipt of the Consent Fee. In the absence of an administrative or judicial decision to the contrary with respect to consent fees generally or with respect to the Consent Fee, the Consent Fees paid to consenting Holders will be treated, for United States federal income tax purposes, as a separate fee for consenting to the Proposed Waivers and Amendments which constitutes ordinary income to the United States Holders. However, as discussed above, if United States Holders were deemed to have exchanged their Notes for New Notes, the Consent Fee might be treated as additional consideration received in the deemed exchange of Notes.

Backup Withholding

     To prevent federal income tax backup withholding equal to 28% of the amount of the Consent Fee paid to a United States Holder, each United States Holder receiving a Consent Fee must notify the Company and the Tabulation Agent of such United States Holder’s correct taxpayer identification number and provide certain other information by properly completing the Substitute Form W-9 included in the Consent Letters. The amount of any backup withholding from a payment to a United States Holder generally will be allowed as a credit against such United States Holder’s United States federal income tax liability and may entitle such United States Holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

Tax Consequences to Beneficial Owners Who Are Non-United States Holders

     Although it is not clear that information reporting or withholding of federal income tax is applicable to the Consent Fee paid to non-United States Holders, the Company intends to apply United States information reporting with respect to, and to withhold the United States federal income tax at a rate of 30% from, a Consent Fee paid to a non-United States Holder, unless (i) the non-United States Holder is engaged in the conduct of a trade or business in the United States to which the receipt of the Consent Fee is effectively connected and such Holder provides a properly executed Form W-8ECI, or (ii) a United States tax treaty either eliminates or reduces such withholding tax with respect to the Consent Fee paid to the non-United States Holder and the non-United States Holder provides a properly executed Form W-8BEN. If such withholding results in an overpayment of taxes, a refund or credit may be obtainable, provided that the required information is furnished to the United States Internal Revenue Service.

     Holders of Notes are urged to consult their own tax advisers as to the consequences of the adoption of the Proposed Waivers and Amendments.

AUTHORITY TO DISCLOSE TAX STRUCTURE

     Notwithstanding anything to the contrary in this Consent Solicitation Statement, the Company and each Holder (and any employee, representative, or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such person relating to such tax treatment and tax structure; provided, however, that no person (and no employee, representative or other agent thereof) shall disclose any information that is not relevant to understanding the tax treatment and tax structure of the Proposed Waivers and Amendments and the Consent Fee (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

     In order to give a Consent, a Holder should mail, hand deliver, send by overnight courier or facsimile (confirmed by physical delivery) a properly completed and duly executed Consent Letter, and any other required documents, to the Tabulation Agent at its address or facsimile set forth below. Any questions or requests for assistance or for additional copies of this Consent Solicitation Statement or related documents may be directed to the Tabulation Agent at one of its telephone numbers set forth below.

The Tabulation Agent for this Consent Solicitation is:

MacKenzie Partners, Inc.

105 Madison Avenue
New York, NY 10016
Facsimile Number: (212) 929-0308
Call Collect: (212) 929-5500
Toll-Free: (800) 322-2885

The Joint Solicitation Agents for this Consent Solicitation are:

UBS Securities LLC 677 Washington Blvd. Stamford, CT 06901 Call Collect: (203) 719-4210 Toll Free: (888) 722-9555 x4210	CIBC World Markets Corp. 425 Lexington Ave. New York, NY 10017